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MetLife Investors USA Insurance Company
5 Park Plaza, Suite 1900
Irvine, California 92614

                                                               December 8, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

              Re: Form N-6 Registration Statement for Variable Additional
                  Insurance Options to be Issued through MetLife Investors USA Variable Life Account A (File No. 333-131665)

Commissioners:

   Pursuant to Rule 461 under the Securities Act of 1933, MetLife Investors USA Insurance Company, on its own behalf and on behalf of MetLife Investors USA Variable Life Account A, respectfully requests that the effective date of the Registration Statement referred to above be accelerated and that the Registration Statement be declared effective on December 13, 2006.

                                         Very truly yours,

                                         MetLife Investors USA Insurance Company

                                         /s/ Richard C. Pearson
                                         --------------------------------------

                                         Richard C. Pearson
                                         Executive Vice President and
                                         General Counsel

MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, California 92614

                                                               December 8, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

           Re: Form N-6 Registration Statement for Variable Additional
               Insurance Options to be Issued through MetLife Investors USA Variable Life Account A (File No. 333-131665)

Commissioners:

   Pursuant to Rule 461 under the Securities Act of 1933, MetLife Investors Distribution Company, the principal underwriter, respectfully requests that the effective date of the Registration Statement referred to above be accelerated and that the Registration Statement be declared effective on December 13, 2006.

                                          Very truly yours,

                                          MetLife Investors Distribution Company

                                          /s/ Richard C. Pearson
                                          --------------------------------------

                                          Richard C. Pearson
                                          Executive Vice President and
                                          General Counsel